Exhibit 15.1

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated December 21, 2020, in the Registration Statement (Form 20-F) of Sendas Distribuidora S.A for the registration of its common shares.

São Paulo, Brazil

January 22, 2021.

Very truly yours,

/s/ Ernst & Young Auditores Independentes S.S.